Exhibit 99.1

COMMUNITY FINANCIAL SYSTEM, INC.

401(K) EMPLOYEE STOCK OWNERSHIP PLAN

FINANCIAL STATEMENTS

AND

SUPPLEMENTAL SCHEDULE

*       *       *

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Page(s)
Report of Independent Registered Public Accounting Firm	1-2

Financial Statements:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-12

Supplemental Schedule:

Schedule of Assets (Held at End of Year) (Schedule H, Part IV, Line 4i)	13

Note:

All other schedules are omitted since they are not applicable or are not required based on the disclosure requirements of the Employee Retirement Income Security Act of 1974 and applicable regulations issued by the Department of Labor.

Report of Independent Registered Public Accounting Firm

June 18, 2026

To the Participants and Administrators of the

Community Financial System, Inc. 401(k) Employee Stock Ownership Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Community Financial System, Inc. 401(k) Employee Stock Ownership Plan (the “Plan”) as of December 31, 2025 and 2024, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes and schedule (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2025 and 2024, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. Federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2025, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

We have served as the Plan’s auditor since 2005.

/s/ Dannible & McKee, LLP
Dannible & McKee, LLP
Syracuse, New York

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Statements of Net Assets Available for Benefits

December 31, 2025 and 2024

	2025	2024
Assets
Investments, at fair value:
Mutual funds	$368,463,156	$327,318,655
Community Financial System, Inc. common stock	83,352,180	87,776,467
Self-directed brokerage	8,046,915	7,073,868
Collective investment trust, measured at NAV	13,659,977	14,869,236
	473,522,228	437,038,226
Investments, at contract value:
Stable value fund	30,906,317	32,408,933
Total investments	504,428,545	469,447,159

Receivables:
Contributions receivable - employer	—	16,281
Notes receivable from participants, net	4,443,378	4,308,643
Total receivables	4,443,378	4,324,924

Net assets available for benefits	$508,871,923	$473,772,083

The accompanying notes are an integral part of the financial statements.

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Statements of Changes in Net Assets Available for Benefits

Years Ended December 31, 2025 and 2024

	2025	2024
Additions
Employee contributions	$24,052,732	$22,810,503
Employer contributions	10,127,180	9,782,232
Interest and dividend income	24,042,981	18,146,815
Net appreciation in the fair value of investments	24,418,006	47,314,037
Total additions	82,640,899	98,053,587

Deductions
Benefit payments	47,005,928	38,832,984
Administrative fees	96,361	98,613
Reserve for deemed distributions	438,770	515,773
Total deductions	47,541,059	39,447,370

Net increase in net assets available for benefits	35,099,840	58,606,217

Net assets available for benefits
Beginning of year	473,772,083	415,165,866

End of year	$508,871,923	$473,772,083

The accompanying notes are an integral part of the financial statements.

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Notes to Financial Statements

December 31, 2025 and 2024

A.	Description of the Plan

The following description of the Community Financial System, Inc. 401(k) Employee Stock Ownership Plan (the “Plan”) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

Plan Amendment

Effective May 15, 2024, the name of the Plan Sponsor changed from Community Bank System, Inc. to Community Financial System, Inc. and the Plan was amended to change the name of the Plan from Community Bank System, Inc. 401(k) Employee Stock Ownership Plan to Community Financial System, Inc. 401(k) Employee Stock Ownership Plan.

General

The Plan is a defined contribution plan covering substantially all employees of Community Financial System, Inc. (the “Company”) who are age 18 or older. Employees are automatically enrolled in the plan after 90 days of service unless participants elect not to participate. Under automatic enrollment, a participant is automatically enrolled to begin making elective contributions of 4% of their annual compensation to the Plan. This deferral percentage is increased automatically by 2% after two years and 2% annually thereafter, up to a maximum of 8%, unless the participant elects a different percentage or expressly elects not to participate in the Plan. The Plan also qualifies as an employee stock ownership plan under the meaning of Section 4975(e)(7) of the Internal Revenue Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Participants may make elective contributions of up to 90% of their total compensation on a pre-tax or after-tax basis up to a maximum contribution of $23,500 for 2025. Participants age 50 or older may make additional catch-up contributions, for a total maximum contribution of $31,000. In addition, the Plan has elected to permit the enhanced catch-up contribution under SECURE Act 2.0 for participants ages 60 through 63, allowing an additional catch-up contribution of up to $11,250, for a total maximum contribution of $34,250 for 2025. Employees are eligible to begin participating in the Plan on the first day of the month following 90 days of employment. The Plan also permits participants to make rollover contributions from other qualified retirement plans and eligible retirement accounts, in accordance with applicable IRS regulations. The Company match is the first 3% being eligible for a 100% matching contribution in the form of Company common stock and the next 3% being eligible for a 50% matching contribution in the form of Company common stock. The Company match amounted to $7,800,863 and $7,473,781 in 2025 and 2024, respectively. In addition, as defined in the plan document, employees participating in the Community Financial System, Inc. Pension Plan under the Worker Retirement Accumulation Plan (“WRAP”) design received an additional Company contribution to the Plan in 2025 and 2024 equal to the interest credit on service credits earned subsequent to January 1, 2010. The Company contribution for employees participating in the WRAP amounted to $2,325,715 and $2,308,451 in 2025 and 2024, respectively. The Company paid qualified non-elective contributions (“QNEC”) to the Plan in the amount of $602 for the year ended December 31, 2025, to correct participant deferrals identified by Management. The Company did not pay QNEC to the Plan for the year ended December 31, 2024.

Participant Accounts

Each participant’s account is credited with the participant’s contribution, the Company’s matching contribution, the Company’s WRAP interest credit, an allocation of Plan earnings, and charged with an allocation of administrative expenses. Allocation of Plan earnings and administrative expenses are based on participant earnings or account balances, as defined. Participants are entitled to the benefit that can be provided from their vested account balance. Forfeited accounts in the current Plan year are allocated annually in the following Plan year to eligible participant accounts based on the ratio of each eligible participant’s compensation to total eligible participant compensation. Forfeited accounts allocated to eligible participants amounted to $61,655 and $87,216 for the years ended December 31, 2025 and 2024, respectively.

Vesting

Participants are immediately vested in their contributions. Vesting in the Company’s matching contribution portion plus actual earnings thereon is based on years of continuous service. A participant’s matching contribution is 100 percent vested after two years of service. Vesting in the employer contributions related to the WRAP design is based on years of continuous service. A participant is 100 percent vested after three years of service.

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Notes to Financial Statements

December 31, 2025 and 2024

Notes Receivable from Participants

Participants may borrow from the Plan a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. Notes receivable from participants are reported at their unpaid principal balances plus any accrued but unpaid interest. For loans issued prior to January 1, 2016, interest accrues at the prime rate in effect at the inception of the loan plus 1% for residential loans and prime rate plus 2.9% for Reserve Plus loans. For loans issued subsequent to January 1, 2016, interest accrues at the prime rate in effect on the last business day of the calendar month prior to when the loan was initiated. Interest rates on participant loans generally range from 3.25% to 9.25%. All notes that are in default as defined by the plan document are reported as deemed distributions. Deemed distributions represent the amount of unpaid principal on loans from participants who are actively participating in the Plan and have not continued to make payments on the outstanding balance as required by the plan document, which are included in benefit payments in the accompanying Statements of Changes in Net Assets Available for Benefits.

Payment of Benefits

Normal retirement date for participants under the Plan is the later of age 65 or the completion of 5 years of service. Upon termination of service due to death, disability or retirement, the participant will receive either a lump sum amount or installment payments equal to the value of the participant’s vested interest in his or her account. If some or all of a participant’s account balance is allocated to the employee stock ownership feature of the Plan, that portion of the Plan benefit may be paid in the form of Company stock. Upon termination of employment, if the account balance is less than $7,000 but more than $1,000, the participant will receive a single lump sum amount equal to the value of his or her account, otherwise, the participant may elect to defer payment up to age 65. Hardship withdrawals of up to 100% of employee contributions are available if Internal Revenue Service guidelines are met.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and terminate the Plan subject to the provisions set forth under ERISA. In the event the Plan terminates, the net assets of the Plan are to be set aside for participating employees based upon balances then credited to individual accounts. Participants shall become 100% vested in their account balance as of the termination date.

B.	Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on an accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Valuation of Investments

Investments are stated at aggregate fair value, except for the HB&T Metlife Stable Value Fund, which is stated at contract value and the Neuberger Berman Small Cap Growth Trust Fund, which is stated at Net Asset Value (“NAV”). Securities that are traded on a national securities exchange are valued at the last reported sales price on the last business day of the Plan year. Shares of mutual funds are valued at the closing price of shares held by the Plan at year-end.

The Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation in the fair value of its investments, which consists of realized gains or losses as well as unrealized appreciation or depreciation on those investments.

Purchases and sales of securities are recorded on the trade date. Gains or losses on sales of securities are based on average cost. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

The HB&T Metlife Stable Value Fund is stated at contract value in accordance with the guidance on Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Audit Guide and Defined-Contribution and Health and Welfare Benefit Plans, which states that contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. Investments measured at contract value are not required to be classified in the fair value hierarchy.

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Notes to Financial Statements

December 31, 2025 and 2024

The accompanying Statements of Changes in Net Assets Available for Benefits is prepared on a contract value basis. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investments at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. If an event occurs that may impair the ability of the contract issuer to perform in accordance with the contract terms, fair value may be less than contract value. The total return for the HB&T Metlife Stable Value Fund for the years ended December 31, 2025 and 2024 were 6.45% and 3.17%, respectively. The crediting interest rates to the HB&T Metlife Stable Value Fund were 3.06% and 2.77% for the years ended December 31, 2025 and 2024, respectively.

The Neuberger Berman Small Cap Growth Trust Fund (the “Fund”) is a collective investment trust that seeks growth of capital by investing primarily in equity securities of small-capitalization companies. The Fund is valued at NAV per unit, as reported by the trustee, which is used as a practical expedient to estimate fair value. The NAV is not publicly quoted in an active market and is based on the fair value of the underlying investments held by the Fund, less its liabilities. The practical expedient is not used if it is probable that the Plan will sell its investment in the Fund for an amount different from the reported NAV. Participant-directed withdrawals for routine benefit payments are generally processed within one business day. Full or large plan-level redemptions may be subject to advance notice requirements or temporarily delayed to allow for the orderly liquidation of underlying investments under certain circumstances. As of December 31, 2025, there were no unfunded commitments related to the Fund. Investments measured at NAV as a practical expedient have not been classified in the fair value hierarchy (Note D).

During the current year, the presentation of the Fund was reclassified. The Fund was previously labeled as “Investments, at net asset value” and is now included within “Investments, at fair value” to better reflect that they are measured at fair value using net asset value as a practical expedient. This reclassification did not affect total investments or net assets available for benefits. Prior-year amounts have been reclassified to conform to the current-year presentation.

Payment of Benefits

Benefits are recorded when paid.

Administrative Expenses

The Plan’s expenses are paid either by the Plan or the Company, as provided by the plan document. Expenses that are paid directly by the Company are excluded from these financial statements. These amounted to approximately $1,532,000 and $1,585,000, including approximately $1,550,000 and $1,453,000 paid to Benefit Plans Administrative Services, Inc. (“BPAS”), in 2025 and 2024, respectively, (See Note E). The amount paid to BPAS in 2025 exceeds the total administrative expenses because the Company guarantees the price of common stock of the Plan Sponsor traded by the Plan. In 2025, the effect of this guarantee resulted in a net gain to the Company, which reduced administrative expenses for the year. Certain expenses incurred in connection with the general administration of the Plan that are paid by the Plan are recorded as deductions in the accompanying Statements of Changes in Net Assets Available for Benefits. In addition, certain investment related expenses are included in net appreciation in the fair value of investments presented in the accompanying Statements of Changes in Net Assets Available for Benefits.

Inactive Accounts

Account balances of individuals who have withdrawn from participation in the Plan had an accumulated basis of $165,036,200 and $152,394,110 at December 31, 2025 and 2024, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Notes to Financial Statements

December 31, 2025 and 2024

Risks and Uncertainties

The Plan provides for various investment options in mutual funds, collective investment funds and Company stock. Investment securities are exposed to various risks, such as interest rate, credit and overall market risk. Market risks include global events which could impact the value of investment securities, such as international conflicts. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the Statements of Changes in Net Assets Available for Benefits.

Plan Provisions

The Plan has implemented the required provisions and some optional provisions of Setting Every Community Up for Retirement Enhancement Act 2.0 of 2022 (the SECURE 2.0 Act) and the Setting Every Community Up for Retirement Enhancement Act of 2019 (the SECURE Act). The optional features within these acts are currently being assessed but have not been implemented to date.

Valuation Allowance

The carrying amount of notes receivable from participants is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management determines the valuation allowance by applying an average of historical deemed distributions to the aggregate remaining notes receivable from participants to estimate a valuation allowance. The valuation allowance is $466,000 and $438,000 at December 31, 2025 and 2024, respectively.

Subsequent Events

The Company has evaluated subsequent events through June 18, 2026, the date the financial statements were available for issue.

C.	Investments

Investments are held in various investment funds and accounts maintained by the Nottingham Trust division of Community Bank, N.A. Participants, at their discretion, may allocate contributions and account balances among various investment options offered by the Plan. Brief descriptions of these investment options, as provided by the Plan administrator, are as follows:

Community Financial System, Inc. Common Stock – common stock of the Plan sponsor, which is traded on the New York Stock Exchange under the ticker symbol “CBU.”

Amercent Small Cap Value – a mutual fund that invests primarily in equity securities of small-capitalization companies.

American Funds EuroPacific Growth Fund – a mutual fund that invests in equity securities of issuers located in Europe and the Pacific Basin.

DFA Emerging Markets Core Equity – a mutual fund that invests primarily in equity securities of emerging market companies, including companies with small-capitalization and value characteristics.

DFA Real Estate Securities I – a mutual fund that invests primarily in equity securities of companies engaged in real estate-related activities, including ownership, management, development, construction, and sale of residential, commercial, or industrial real estate.

Federated Total Return Bond Fund – a mutual fund seeking to provide total return by investing primarily in a diversified portfolio of investment - grade fixed income securities.

Guggenheim Macro Opportunities Fund – a mutual fund that seeks capital appreciation and current income through investments in a diversified portfolio of fixed income, debt, and equity securities.

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Notes to Financial Statements

December 31, 2025 and 2024

HB&T MetLife Stable Value Fund R0 – a stable value fund that invests primarily in fixed income securities, including U.S. government and agency securities, mortgage-backed securities, asset-backed securities, corporate debt securities, and cash equivalents. Investments in the Fund are reported at contract value.

JP Morgan Large Cap Growth Fund – a mutual fund that invests primarily in equity securities of large-capitalization U.S. companies.

Neuberger Berman Small Cap Growth Trust Fund – a collective investment trust that seeks capital appreciation through investments primarily in equity securities of small-capitalization companies. Investments in Neuberger Berman Small Cap Growth Trust Fund are valued at NAV.

T. Rowe Price Diversified Mid-Cap Growth Fund I – a mutual fund that invests primarily in equity securities of mid-capitalization growth companies.

T. Rowe Price Mid-Cap Value Fund I – a mutual fund that invests primarily in equity securities of mid-capitalization companies considered to be undervalued.

T. Rowe Price Spectrum Conservative Allocation Fund I – a mutual fund that seeks current income and capital appreciation through investments in a diversified portfolio of equity securities, fixed income securities, money market instruments, and cash reserves.

T. Rowe Price Spectrum Moderate Growth Allocation Fund I – a mutual fund that seeks capital appreciation through investments primarily in equity securities, while also investing in fixed income securities, money market instruments, and cash reserves.

T. Rowe Price Spectrum Moderate Allocation Fund I – a mutual fund that seeks both capital appreciation and current income through investments in a diversified portfolio of equity securities, fixed income securities, money market instruments, and cash reserves.

Vanguard Equity Income Admiral – a mutual fund that invests primarily in common stocks of mid- and large-capitalization companies that typically pay above-average dividend income.

Vanguard Institutional Index I – a mutual fund that seeks to track the performance of the Standard & Poor’s 500 Index by investing substantially all of its assets in the equity securities comprising the index.

Vanguard Mid-Cap Index I – a mutual fund that seeks to track the performance of the Center for Research in Security Prices (“CRSP”) U.S. Mid Cap Index, a broadly diversified index of mid-capitalization U.S. companies.

Vanguard Small-Cap Index Fund I – a mutual fund that seeks to track the performance of the CRSP U.S. Small Cap Index, a broadly diversified index of stocks of small-capitalization U.S. companies.

Vanguard Target Retirement Funds – mutual funds that seek to provide capital appreciation and current income consistent with each fund’s current asset allocation. The funds invest in underlying Vanguard funds holding diversified portfolios of U.S. and international equity and fixed income securities. Each fund is designed for investors planning to retire in or within a few years of the target year stated in the fund name. The funds’ asset allocations generally become more conservative over time by decreasing exposure to equity securities and increasing exposure to bonds and other fixed income investments. The Plan offers Vanguard Target Retirement Funds with target years 2020, 2025, 2030, 2035, 2040, 2045, 2050, 2055, 2060, 2065, and 2070.

Vanguard Target Retirement Income – a mutual fund that seeks to provide current income and some capital appreciation consistent with its current asset allocation. The fund invests in underlying Vanguard funds holding diversified portfolios of U.S. and international equity and fixed income securities and is designed for investors currently in retirement.

Vanguard Total Bond Index Admiral – a mutual fund that seeks to track the performance of the Bloomberg U.S. Aggregate Float Adjusted Index, which measures a broad range of investment-grade taxable U.S. fixed income securities.

Charles Schwab IDA Account – a self-directed account through which participants may invest in individual equity securities, mutual funds, bonds, and other permitted securities.

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Notes to Financial Statements

December 31, 2025 and 2024

D.	Fair Value Measurements

Accounting standards establish a framework for measuring fair value and require disclosures about such fair value instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Inputs used to measure fair value are classified into the following hierarchy:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.
•

Level 2 – Quoted prices in active markets for similar assets or liabilities, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

•	Level 3 – Significant valuation assumptions not readily observable in a market.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following tables set forth the Plan’s financial assets that were accounted for at fair value on a recurring basis:

As of December 31, 2025

				Total Fair
	Level 1	Level 2	Level 3	Value
Mutual funds	$368,463,156	$—	$—	$368,463,156
Common stock of plan sponsor	83,352,180	—	—	83,352,180
Self-directed brokerage	—	8,046,915	—	8,046,915
Total assets at fair value	$451,815,336	$8,046,915	$—	459,862,251
Investments valued using Net Asset Value (a)				13,659,977
				$473,522,228

As of December 31, 2024

				Total Fair
	Level 1	Level 2	Level 3	Value
Mutual funds	$327,318,655	$—	$—	$327,318,655
Common stock of plan sponsor	87,776,467	—	—	87,776,467
Self-directed brokerage	—	7,073,868	—	7,073,868
Total assets at fair value	$415,095,122	$7,073,868	$—	422,168,990
Investments valued using Net Asset Value (a)				14,869,236
				$437,038,226

(a)

In accordance with ASC Subtopic 820-10, certain investments that were measured at net asset value per share (or its equivalents) as a practical expedient have not been classified in the fair value hierarchy.

The valuation techniques used to measure fair value for the items in the table above are as follows:

Mutual funds: Valued at the closing price of the shares held by the Plan at year end reported on the active market.

Common stock: Valued at the closing price reported on the active market on which the individual securities are traded.

Self-directed brokerage: Valued based on observable market inputs other than quoted prices in active markets for identical assets directly available to the Plan.

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Notes to Financial Statements

December 31, 2025 and 2024

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. Effective December 31, 2025, the valuation categorization of the self‑directed brokerage account was recharacterized from Level 1 to Level 2 within the fair value hierarchy. A brokerage account is not automatically classified as a Level 1 or Level 2 investment, as the classification is determined by the underlying assets held within the brokerage account. BPAS has limited control over the investments that participants can select within the brokerage account; however, BPAS retains the ability to restrict investments in assets categorized as Level 3 inputs. In light of these factors, the Plan has conservatively classified the brokerage account as a Level 2 input. Other than the change in hierarchy classification described above, there have been no changes in the valuation methodologies used as of December 31, 2025 and 2024.

E.	Transactions with Parties-in-Interest

The assets of the Plan are administered by BPAS, a wholly-owned subsidiary of Community Financial System, Inc. The Company paid BPAS approximately $1,550,000 and $1,453,000 for record keeping, trustee, and other services in 2025 and 2024, respectively.

The Plan held 1,451,117 and 1,423,094 shares of the Plan sponsor’s common stock at December 31, 2025 and 2024, respectively. The cost of these shares at December 31, 2025 and 2024 is $71,398,164 and $67,617,950, respectively, and their fair value at December 31, 2025 and 2024 is $83,352,180 and $87,776,467, respectively. Dividends received on the investment in Community Financial System, Inc. common stock amounted to $2,610,028 and $2,639,309 in 2025 and 2024, respectively. The Plan sold 346,676 and 432,059 shares of Community Financial System, Inc. common stock during 2025 and 2024, respectively, and purchased 374,699 and 366,107 shares of Community Financial System, Inc. common stock during 2025 and 2024, respectively.

The Company has investments in the HB&T MetLife Stable Value Fund R0 administered by Hand Benefits and Trust Company. Hand Benefits and Trust Company is a wholly-owned subsidiary of BPAS. The contract value at December 31, 2025 and 2024 is $30,906,317 and $32,408,933, respectively.

F.	Income Tax Status

The Plan obtained its most recent determination letter in January 2016, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with Section 401(a) of the Internal Revenue Code. The Plan has been amended since receiving the determination letter, however, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the accompanying financial statements.

As discussed above, the Plan is a tax-exempt entity. The Plan has reviewed its operations for uncertain tax positions and believes there are no significant exposures. The Plan will include interest on income tax liabilities in other expenses if such amounts arise. The Plan did not incur any penalties and interest for the years ended December 31, 2025 and 2024. The Plan is no longer subject to Federal or New York state examinations by tax authorities for the closed tax years before 2022.

G.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31:

	2025	2024
Net assets available for benefits per financial statements	$508,871,923	$473,772,083
Allowance for notes receivable from participants	466,000	438,000
Net assets available for benefits per Form 5500	$509,337,923	$474,210,083

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Notes to Financial Statements

December 31, 2025 and 2024

The following is a reconciliation of the net increase in net assets available for benefits per the financial statements to Form 5500 for the year ended December 31:

	2025	2024
Net increase in net assets available for benefits per financial statements	$35,099,840	$58,606,217
Allowance utilized for deemed distributions	(410,770)	(494,773)
Reserve for deemed distributions	438,770	515,773
Net increase in net assets available for benefits per Form 5500	$35,127,840	$58,627,217

H.	Economic Dependency and Concentration of Credit Risk

At December 31, 2025 and 2024, approximately 17% and 19% of the Plan’s investments are invested in Company stock, respectively, and 48% and 44% are invested in Vanguard mutual funds, respectively. At December 31, 2025 and 2024, approximately 10% of the Plan’s investments are invested in JP Morgan mutual funds.

Community Financial System, Inc.

401(k) Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)

(Schedule H, Part IV, Line 4i)

December 31, 2025

	(b) Identity of issue, borrower, lessor or	(c) Description of investment including
	similar	maturity date, rate of interest, collateral, par	(e) Current
(a)	party	or maturity value	value
	Mutual Funds
	Amercent Small Cap Value	Mutual fund – 386,954 shares	$3,474,848
	American Funds EuroPacific Growth Fund	Mutual fund – 288,156 shares	17,456,519
	DFA Emerging Markets Core Equity	Mutual fund – 189,101 shares	5,499,046
	DFA Real Estate Securities I	Mutual fund – 41,773 shares	1,658,387
	Federated Total Return Bond Fund	Mutual fund – 1,338,590 shares	12,837,082
	Guggenheim Macro Opportunities Fund	Mutual fund – 165,024 shares	4,130,548
	JP Morgan Large Cap Growth Fund	Mutual fund – 593,728 shares	51,321,820
	T. Rowe Price Div Mid-Cap Growth Fund I	Mutual fund – 239,226 shares	11,262,779
	T. Rowe Price Mid-Cap Value Fund I	Mutual fund – 293,027 shares	9,397,387
	T. Rowe Price Spectrum Conserv Alloc Fund I	Mutual fund – 169,494 shares	3,467,840
	T. Rowe Price Spectrum Mod Growth Alloc Fund I	Mutual fund – 70,434 shares	2,998,360
	T. Rowe Price Spectrum Mod Alloc Fund I	Mutual fund – 181,568 shares	4,544,658
	Vanguard Equity Income Admiral	Mutual fund – 260,558 shares	24,208,436
	Vanguard Institutional Index I	Mutual fund – 69,878 shares	38,578,660
	Vanguard Mid-Cap Index I	Mutual fund – 158,070 shares	12,547,591
	Vanguard Small-Cap Index Fund I	Mutual fund – 92,335 shares	11,410,799
	Vanguard Target Retirement 2020	Mutual fund – 273,543 shares	7,508,742
	Vanguard Target Retirement 2025	Mutual fund – 783,096 shares	15,622,770
	Vanguard Target Retirement 2030	Mutual fund – 837,935 shares	35,469,781
	Vanguard Target Retirement 2035	Mutual fund – 835,932 shares	22,887,816
	Vanguard Target Retirement 2040	Mutual fund – 361,512 shares	18,057,531
	Vanguard Target Retirement 2045	Mutual fund – 296,465 shares	10,299,196
	Vanguard Target Retirement 2050	Mutual fund – 260,735 shares	15,456,356
	Vanguard Target Retirement 2055	Mutual fund – 96,019 shares	6,352,631
	Vanguard Target Retirement 2060	Mutual fund – 90,858 shares	5,540,507
	Vanguard Target Retirement 2065	Mutual fund – 8,203 shares	328,378
	Vanguard Target Retirement 2070	Mutual fund – 7,852 shares	249,846
	Vanguard Target Retirement Income	Mutual fund – 687,431 shares	9,534,674
	Vanguard Total Bond Index Admiral	Mutual fund – 650,990 shares	6,360,168
			368,463,156
***	Collective Investment Trust
	Neuberger Berman Small Cap Growth Trust Fund	Mutual fund – 1,244,962 shares	13,659,977

	Common Stock of Plan Sponsor
*	Community Financial System, Inc.	Common stock – 1,451,117 shares	83,352,180

**	Stable Value Fund
*	HB&T MetLife Stable Value Fund R0	Stable value fund – 2,150,753 shares	30,906,317

	Loan Fund
*	Participants	Participant loans, 3.25% – 9.25%	4,909,378

	Self-Directed Brokerage
	Charles Schwab IDA Account	Self-directed brokerage	8,046,915
	Total investments		$509,337,923
*	– Denotes party-in-interest
**	– Investment stated at Contract Value.
***	– Investment stated at Net Asset Value.